Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 24, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of U.S. Silica Holdings, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statement of U.S. Silica Holdings, Inc. and subsidiaries on Form S-8 (File Nos. 333-179480 and 333-204062).

/s/ Grant Thornton LLP

Baltimore, MD
February 24, 2016